                                                                   EXHIBIT 10.18


                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                            UNDER 17 C.F.R. SS.SS. 200.80(B)(4),
                                                              200.83 AND 230.406


                                   SUPPLY AGREEMENT

        THIS SUPPLY AGREEMENT (the "Agreement") is made as of October 2, 1998, by and among ETHICON, INC., a New Jersey Corporation with its principal office at Route 22, Somerville, New Jersey 08876-0151 ("Ethicon"), GENETRONICS BIOMEDICAL, LTD., a corporation organized under the laws of British Columbia, a province of Canada, and Genetronics, Inc., a wholly-owned subsidiary of Genetronics Biomedical, Ltd. and a California Corporation with its principal office at 11199 Sorrento Valley Road, San Diego, CA 92121 (both jointly and severally hereinafter referred to as "Genetronics").

                                    RECITALS

        WHEREAS, pursuant to an agreement dated the date hereof (the "License Agreement"), Genetronics has licensed to Ethicon certain rights to a drug delivery system in the Territory for use in the Field.

        WHEREAS, this Supply Agreement is being entered into in connection with the License Agreement to set out the terms and conditions under which Genetronics will supply to Ethicon the components of the drug delivery system.

        NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, and contingent upon the simultaneous execution of the License Agreement, the parties hereto agree as follows:

                                    AGREEMENT

                                    ARTICLE I
                                   DEFINITIONS

        SECTION 1.1. As used in this Agreement, the following defined terms shall have the meanings set out in this Article 1. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the License Agreement.

        (a) "AFFILIATE" shall mean, in relation to either party hereto, (a) any entity in which the relevant party directly or indirectly holds more than 50% of the voting stock or power, (b) any entity ("Holding Entity") which holds directly or indirectly more than 50% of the voting stock or power of the relevant party, (c) any other entity in which more than 50% of the voting stock or power is directly or indirectly held by any Holding Entity of the relevant party or (d) any entity in which the relevant party directly or indirectly holds less than 50% of the voting stock or power but has management control of such entity in that it


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has the ability to appoint and remove the majority of the Board of Directors (or other governing body) of such party.

        (b) "BANKRUPTCY EVENT" shall mean the person or entity in question becomes insolvent, or voluntary or involuntary proceedings by or against such person or entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person or entity, or proceedings are instituted by or against such person or entity for corporate reorganization or the dissolution of such person or entity, which proceedings, if involuntary, shall not have been dismissed within 60 days after the date of filing, or such person or entity makes an assignment for the benefit of its creditors, or substantially all of the assets of such person or entity are seized or attached and not released within 60 days thereafter.

        (c) "CHANGE IN CONTROL" shall mean (i) the liquidation or dissolution of Genetronics or the sale or other transfer by Genetronics (excluding transfers to subsidiaries) of all or substantially all of its assets; or (ii) the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction, as a result of which any person, entity or group (a) becomes the beneficial owner, directly or indirectly, of securities of Genetronics representing more than 50% of the ordinary shares of Genetronics or representing more than 50% of the combined voting power with respect to the election of directors (or members of any other governing body) of Genetronics' then outstanding securities, (b) obtains the ability to appoint a majority of the Board of Directors (or other governing body) of Genetronics, or obtains the ability to direct the operations or management of Genetronics or any successor to Genetronics business; provided, however, that Change in Control shall not include the issuance by Genetronics of equity to the public through a public offering or offerings.

        (d) "DRUG DELIVERY SYSTEM" shall have the meaning given in the License Agreement.

        (e) "EVENT OF DEFAULT" shall have the meaning given in Section 11.4 hereof.

        (f) "EFFECTIVE DATE" shall have the meaning ascribed in Section 3.1 hereof.

        (g) "ESCROW ACCOUNT" AND "ESCROW AGENT" shall have the meaning ascribed in Section 10 hereof.

        (h)    "FDA" shall mean the United States Food and Drug Administration.

        (i) "FIRST COMMERCIAL SALE" shall mean the date of the first sale of the Drug Delivery System to an end user of such system but not with respect to clinical trials or market development activities. Sale to an Affiliate shall not constitute the First Commercial Sale unless the Affiliate is the end user of the Drug Delivery System.

        (j) "FORCE MAJEURE EVENT" OR "FORCE MAJEURE NOTICE" shall have the meaning ascribed in Section 11.6 hereof.



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        (k)    "HOLDING ENTITY" shall have the meaning ascribed in Section
1.1(a) hereof.

        (l)    "MANUFACTURING PLAN" shall have the meaning ascribed in Section
3.1 hereof.

        (m) "MARKET REQUIREMENTS" shall mean the Market Requirements stipulated by Ethicon for the Products in accordance with Section 4.1 hereof and as more particularly described in Exhibit A hereto.

        (n) "PROCESS & PRODUCT DESCRIPTION" shall mean, with respect to each Product, the design, all regulatory filings with the FDA or any Regulatory Agency, the regular laboratory procedures, good laboratory procedures, or good manufacturing procedures (including, but not limited to, FDA good manufacturing practices or the equivalent practices of any Regulatory Agency, EN 46000 series procedures and Ethicon (or its parent company) guidelines), as the case may be, as well as such other know-how, technical specifications, instructions, processes and other intellectual property and information Genetronics shall possess and as shall be necessary in order to allow Ethicon to own the design and the regulatory filings, and to manufacture and/or have manufactured for it the Product. The source code for any Software shall also be included in such material. Such Process & Product Description shall be sufficiently clear and detailed that it can be readily followed and carried out by a skilled person to make the Drug Delivery System in the manner Genetronics considers most efficient.

        (o) "PRODUCTS" shall mean the Drug Delivery System meeting the Specifications set forth in Exhibit A hereto.

        (p) "PURCHASE PRICE" shall have the meaning as given in Section 5.1 hereof.

        (q) "REGULATORY AGENCY" shall mean the regulatory agency or notified body in a country which performs the same or equivalent function as the FDA in the United States. Any reference to a rule or requirement of the FDA herein shall refer, if the circumstances make it applicable, to the equivalent rule or requirement of any Regulatory Agency.

        (r) "SECONDARY FACILITIES" shall have the meaning ascribed in Section 3.1(c) hereof.

        (s)    "SOFTWARE" shall have the meaning given in the License Agreement.

        (t) "SPECIFICATIONS" shall have the meaning given in Section 4.1 hereof and as more particularly described in Exhibit A hereto.

        (u) "TRADEMARKS" shall mean: (i) the trademarks, including all trademark registrations and applications, listed on Exhibit B hereto, and (ii) in countries in which such trademarks are not applied for or registered, any rights of Genetronics with respect to such trademarks under applicable law.

        (v)    "YEAR 2000 COMPLIANT" shall mean:



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(i)     each Product performs in a consistent manner and functions without interruptions regardless of the date in time on which such Product is delivered, used and/or further distributed, whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years;

(ii) each Product, if computerized, accepts, calculates, compares, sorts, extracts, sequences and otherwise processes date inputs and date values, and returns and displays date values and performs, in a consistent manner regardless of the dates used, whether before, on or after January 1, 2000;

(iii) each Product, if computerized, accepts and responds to two-digit year-date input in a manner that resolves any ambiguities as to the century in a defined, predetermined and appropriate manner;

(iv) each Product, if computerized, stores and displays date information in ways that are unambiguous as to the determination of the century.

                                    ARTICLE 2
                                  SUPPLY RIGHTS

        SECTION 2.1. GENETRONICS shall supply the Products to Ethicon in accordance with and subject to the terms and conditions of this Agreement. For purposes of clarification only, Genetronics shall only supply the Products to Ethicon in the Territory for use in the Field.

                                    ARTICLE 3
                      EFFECTIVE DATE: PRODUCTION FACILITIES

        SECTION 3.1. EFFECTIVE DATE.

        (a) Although the parties have entered into this Agreement simultaneously with the License Agreement, the parties acknowledge that, except as otherwise provided herein, the obligations of the parties under this Agreement shall only become effective (hereinafter referred to as the "Effective Date") upon acceptance by Ethicon of the Manufacturing Plan (as defined below).

        (b) Within 60 days after the execution and delivery of this Agreement, Genetronics shall submit to Ethicon its one year manufacturing capability plan (the "Manufacturing Plan") for completing implementation of procedures and facilities for producing the Products which satisfy both the volume, specifications and other supply requirements of this Agreement. Ethicon shall be reasonably available for advice and consultation during Genetronics' development of the Manufacturing Plan.



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        (c)    The Manufacturing Plan shall include commercially appropriate plans (including scheduled availability thereof) which provide for alternative manufacturing facilities (the "Secondary Facilities") in the event Genetronics' primary manufacturing facility is incapable (either by reason of force majeure or otherwise) of supplying the Products as anticipated under this Agreement. Ethicon shall promptly review the Manufacturing Plan and discuss with Genetronics changes, if any, required to meet such provisions. Notwithstanding Ethicon's review of the Manufacturing Plan, it is expressly acknowledged that Genetronics shall be solely responsible for complying with its obligations under this Agreement.

        SECTION 3.2. PRO-COMMERCIALIZATION AUDIT. Ethicon shall have the right, upon reasonable advance notice and during regular business hours, to audit or have .audited (by a third party bound by obligations of confidentiality at least as stringent as those set forth herein) the manufacturing facilities (including, if applicable, the Secondary Facilities) which Genetronics is going to use to manufacture the Products (including those facilities of its sub-contractors) to confirm that such facilities are adequate to meet the requirements of (i) the Manufacturing Plan, (ii) prevailing FDA, Regulatory Agency and ISO 9001 and EN 46001 requirements (or, if appropriate, ISO 9002 and EN 46002 requirements),
(iii) Ethicon external manufacturing policies (as set out in Exhibit D hereto), and (iv) the requirements of this Agreement. Such audits may be conducted by Ethicon as required before initiation of Genetronics production qualification run and/or before Genetronics shipment of its first commercially saleable Product. If either of such audits reveal that the manufacturing facilities either do not satisfy the requirements of the Manufacturing Plan or are not adequate to meet the requirements of this Agreement, in each case, in all material respects, then Ethicon shall provide written notice of such fact, which notice shall contain in reasonable detail the deficiencies found in the manufacturing facilities and, if practicable, those steps Genetronics should undertake in order to remedy such deficiencies. Genetronics shall use commercially reasonable efforts to remedy such deficiencies within 60 days of receipt of the notification thereof. If such deficiencies are not remedied by Genetronics after 30 days, then Genetronics shall instruct the Escrow Agent to permit Ethicon to have access to the Escrow Account to enable Ethicon to begin contingency planning for alternate sourcing of the Product. If the deficiencies are not remedied by Genetronics within the 60 day period, such failure shall be considered a "Failure to Supply" for purposes of Article 7 hereof. If the deficiencies are remedied by Genetronics within the 60 day period, Ethicon shall return the contents of the Escrow Account to the Escrow Agent.

        SECTION 3.3. POST-COMMERCIALIZATION INSPECTION AND AUDIT. Ethicon shall have the right, upon reasonable advance notice and during regular business hours, to inspect and audit the facilities being used by Genetronics for production of the Products (including those of any sub-contractor used by Genetronics) to assure compliance by Genetronics with applicable rules and regulations, FDA Good Manufacturing Practices, ISO 9001 and EN 46001 requirements (or, if appropriate, ISO 9002 and EN 46002 requirements), Ethicon external manufacturing procedures (as set forth on Exhibit D hereto), and with the other provisions of this Agreement; provided, however, that two


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years after the First Commercial Sale, such audits shall be limited to no more than twice per year. Such inspection and audit shall be conducted in a manner so as to minimize disruption of the business operations of Genetronics. If an audit reveals that the facilities either do not satisfy the requirements of the Manufacturing Plan or are not adequate to meet the requirements of this Agreement, in each case, in all material respects, then Ethicon shall provide written notice of such fact, which notice shall contain in reasonable detail the deficiencies found in the manufacturing facilities and, if practicable, those steps Genetronics should undertake in order to remedy such deficiencies. Genetronics shall use commercially reasonable efforts to remedy such deficiencies within 30 days of receipt of the notification thereof. If such deficiencies are not remedied by Genetronics; after 14 days, then Genetronics shall instruct the Escrow Agent to permit Ethicon to have access to the Escrow Account to enable Ethicon to begin contingency planning for alternate sourcing of the Product. If the deficiencies are not remedied by Genetronics; within the 30 day period, such failure shall be considered a "Failure to Supply" for purposes of Article 7 hereof. If the deficiencies are remedied by Genetronics within the 30 day period, Ethicon shall return the contents of the Escrow Account to the Escrow Agent.

                                    ARTICLE 4
                                 SPECIFICATIONS

        SECTION 4.1. Prior to the placement of the first order for the Products, Ethicon shall specify the market requirements ("Market Requirements") for launch of the Products. Genetronics shall then submit to Ethicon specifications for the Products. If accepted by Ethicon, such specifications shall become a part of this Agreement and be deemed attached as part of Exhibit A hereof ("Specifications").

        SECTION 4.2. Specifications for any improvements to the Product shall be agreed to by Ethicon no less than 30 days prior to the placement of the first order for each such improved Product. Such Specifications shall become part of this Agreement and be deemed attached as part of Exhibit A hereof.

        SECTION 4.3. All Products supplied to Ethicon hereunder shall be supplied in finished form. Products shall be supplied in packaging which is suitable for delivery to the ultimate end-user of the Products. The packaging requirements shall be specified in the Specifications.

        SECTION 4.4. No changes to the Specifications or to the Products shall be made by Genetronics without the prior written agreement of Ethicon. In addition, any changes to the Product, the Specifications or the manufacturing process which may require the submission of any amendment, filing or other documentation with any regulatory authority shall be identified, reviewed and approved by Ethicon through a documented change control system. Ethicon shall provide a written response to Genetronics of any such proposed changes within 30 days after receipt.



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                                    ARTICLE 5
                            ORDERS, PRICES AND TERMS

        SECTION 5.1. PURCHASE PRICE. The purchase price (the "Purchase Price") for each Product purchased from Genetronics shall be as set out on Exhibit C; provided, however the initial Purchase Price for the Generator will remain in effect for one year from the date of First Commercial Sale.

        SECTION 5.2. SHIPPING TERMS. All shipments of Products shall be FOB Genetronics' manufacturing facility, provided that said facility is located in the continental United States, and shall be accompanied by a packing slip which describes the Products and states the purchase order number. To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

        SECTION 5.3. FORECASTS AND PURCHASE ORDERS.

        (a) During the term of this Agreement, Ethicon shall provide to Genetronics; no later than the first day of each month a non-binding rolling 12 month forecast reflecting Ethicon's monthly requirements for Product(s) for that period. The forecast will be assumed to be mutually agreeable unless Genetronics notifies Ethicon within 10 business days of receipt of said forecast in which case the parties agree to discuss an acceptable alternate forecast. In addition, Ethicon shall provide an initial guidance forecast ("Initial Forecast") 60 days prior to the estimated date of First Commercial Sale of each new Product. Such forecast shall be updated prior to such estimated date of First Commercial Sale.

        (b) Ethicon shall place binding orders for Products by written or electronic purchase order (or by any other means agreed to by the parties) to Seller, which shall be placed at least 60 days prior to the desired date of delivery. Genetronics shall be obligated to supply no less than 90% of the Products ordered pursuant to this Agreement to the extent the purchase orders are, collectively, no greater than 120% of the monthly forecast provided pursuant to Section 5.3(a) above no less than 90 days prior to delivery of such purchase order. Ethicon shall at all times be obligated to purchase the quantity of the Products requested in such purchase orders.

        SECTION 5.4. SHORT-SHIPMENTS. Ethicon shall notify Genetronics of any short shipment claims within 30 days of receipt of a shipment of Products.

        SECTION 5.5. INVENTORY. Genetronics agrees to work with Ethicon to maintain the minimum amount of inventory needed to satisfy customer service requirements. To that end, Genetronics will disclose to Ethicon the initial production cycle time and utilize commercially reasonable efforts to work with Ethicon on a program to reduce the cycle time to the most reasonably possible minimum level. Ethicon shall be responsible for



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the cost of raw material components sufficient to satisfy the obligations of the current open Purchase Orders, plus an additional four weeks as dictated by the current Product forecast. Any purchase of material made and expenses incurred in excess of these amounts is done at Genetronics own risk. Subject to the prior sentence, unique materials requiring special consideration will be discussed on a case by case basis and appropriate purchasing activities negotiated between the parties. Neither party shall be bound with respect to arrangements for any such materials in the absence of a definitive written agreement with respect to such matters.

        SECTION 5.6. PRODUCT DEFECTS.

        (a) Delivery of any Product by Genetronics to Ethicon shall constitute a certification by Genetronics that the Product conforms to the Specifications. Ethicon shall have 90 days after receipt of a shipment of Products to determine if the Product conforms to the Specifications and to accept or reject any of such Products which fail to conform to the Specifications. Any claims for failure to so conform ("Claims") shall be made by Ethicon in writing to Genetronics, indicating the nonconforming characteristics of the Product.

        (b) If Genetronics; agrees with such Claim, then as promptly as possible after the submission of a Claim by Ethicon, Genetronics shall provide Ethicon with a replacement Product(s). Genetronics shall pay for all shipping costs of returning or destroying Products that are the subject of such accepted Claims. Genetronics shall bear the risk of loss for such Products, beginning at such time as they are taken at Ethicon's premises for return delivery.

        (c) If Genetronics does not agree with such Claim, then the parties agree to submit the Products in question to an independent party which has the capability of testing the Products to determine whether or not they comply with the Specifications. In the event the parties cannot agree upon such independent party, or in the event it is not possible to acquire the services of such an independent party, then such dispute shall be resolved pursuant to Article 12.

        SECTION 5.7. CUSTOMER WARRANTY & SERVICE.

        (a) Genetronics shall warrant the Products to be free from defects in workmanship or material for 12 months from the date of commercial sale to Ethicon's customer; provided, however, that with respect to the Generator such warranty shall be for the greater of 10,000 cycles (as tracked by the Generator) or 12 months from the date of sale to Ethicon's customer. The Genetronics' warranty provided for under this Section 5.7(a) shall not apply to any Product which has been used with unapproved software or hardware, or which has been customized, modified, damaged, misused or improperly stored, installed or repaired.

        (b) Servicing of Products whether within the manufacturers warranty period or not shall be managed by Ethicon through designated service centers. Genetronics agrees



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to provide appropriate training, documentation and recommended spare parts lists and sources, for the purposes of establishing Ethicon designated service centers for the Products and Ethicon agrees to pay Genetronic's reasonable expenses of doing so. Products will be returned to the service center at the direction of the Ethicon representatives. Products in need of service that are within the manufacturers warranty period will be repaired and costs associated with these repairs (including transportation to and from the customer) will be charged back to Genetronics. Genetronics agrees to fund the cost of a reasonable number of Products as loaner pool inventory at the respective Ethicon service centers for Products in need of repair or service that are within the manufacturers warranty period.

                                    ARTICLE 6
                   PACKAGING, PROMOTIONAL MATERIAL, TRADEMARKS

        SECTION 6.1. PACKAGING. Ethicon's preliminary packaging and labeling requirements for the Products are set out on Exhibit A, and shall be deemed to be part of the Specifications for each particular Product. In addition, from time to time, Ethicon may submit changes to such packaging and labeling specifications should Ethicon determine such changes are necessary or desirable. Any packaging and labeling requirements must be commercially reasonable in light of Ethicon's then-existing packaging practices.

        SECTION 6.2. PROMOTIONAL MATERIAL. Genetronics acknowledges and agrees that pursuant to the License Agreement Ethicon has licensed exclusive rights to the trademarks, copyrights, plans, ideas, names, slogans, artwork and all other intellectual property that appear on or are otherwise used by Ethicon in connection with the distribution, marketing or sale of the Drug Delivery System in the Territory for use in the Field. All trademarks used by Ethicon and/or its Affiliates in connection with the Products shall be chosen by Ethicon and/or its Affiliates in their sole discretion. Ethicon at its cost shall be solely responsible for producing promotional copy and material with respect to the Products in the Territory for use in the Field and that it shall dot be necessary for Genetronics' prior review of such promotional copy or material.

        SECTION 6.3. TRADEMARKS. Notwithstanding the foregoing, all uses by Ethicon of Genetronics' name, or any Trademark, service mark or tradename (or any mark or name closely resembling the same), now or hereafter owned or licensed by Genetronics or any of its Affiliates shall be subject to the prior written consent of Genetronics. Ethicon is not authorized to use Genetronics' name or any such trademark, service mark or tradename in connection with any aspect of its business, other than in connection with the sales, marketing, promotion and distribution of the Drug Delivery System in accordance with the terms of this Agreement and the License Agreement. Ethicon (a) shall not use any trademark, service mark or trade name of Genetronics as part of its name, and
(b) shall not do or permit any act to be done at any time which may in any way impair the! rights of Genetronics in any such trademark, service mark or trade name. All uses of any trademark, service mark or trade name of Genetronics shall inure


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to the benefit of Genetronics-. Ethicon shall not adopt, use or attempt to register any trademark, service mark or trade name which is confusingly similar to any trademark, service mark or trade name of Genetronics.

                                    ARTICLE 7
                           LICENSE: FAILURE TO SUPPLY

        SECTION 7.1 LICENSE. Upon a Failure to Supply (as defined below in
Section 7.2), Genetronics hereby grants to Ethicon a fully paid up exclusive license, with the right to grant sublicenses to Third Parties, under the Genetronics Technology to develop, use, sell, make and have made the Drug Delivery System in the Territory for use in the Field and to use the Software and Trademarks in connection therewith; it being understood that the license granted hereunder shall only be effective upon the occurrence of a Failure to Supply. The parties agree that under the license in the Trademarks granted herein, to protect the goodwill in the Trademarks, Ethicon shall submit to Genetronics, for its written approval, specimens of labels, advertising, and other materials bearing the Trademarks. Genetronics shall communicate its approval or disapproval of Ethicon's use of the Trademarks within 10 days following receipt of such specimens. Failure of Genetronics to respond within such 10 day period shall constitute approval of such use. Genetronics' approval of Ethicon's use of the Trademarks shall not be unreasonably withheld.

        SECTION 7.2 FAILURE TO SUPPLY. A failure to supply (a "Failure to Supply") shall occur if after the date hereof, (A) there occurs a pre-commercialization audit failure in accordance with Section 3.2 hereof, or
(B) there occurs a post-commercialization audit and inspection failure in accordance with Section 3.3 hereof, or (C) the parties are unable or unwilling or have failed for any reason to agree on the initial Specifications 6 months after submission of the Market Requirements in accordance with Section 4.1 hereof, or (D) for a period of or exceeding 60 days Genetronics is unable or unwilling or has failed for any reason (including the occurrence of a Force Majeure Event as defined in Section 11.6, or following commencement of a case by or against Genetronics under the Bankruptcy Code (as defined in Section 11.7)) to supply to Ethicon 85% or more of any Products in compliance with the desired delivery date specified in the purchase orders submitted by Ethicon in accordance with Section 5.3, or (E) there occurs an Event of Default which is caused by Genetronics and Ethicon elects not to terminate this Agreement pursuant to Section 11.5; and thereafter such Failure to Supply is not cured by Genetronics within 30 days after receipt of written notice from Ethicon. After the occurrence of a Failure to Supply, (i) Ethicon may make and have made the Products pursuant to the license granted in Section 7.1 above, (ii) Ethicon shall have no obligation to purchase any further Products from Genetronics hereunder, (iii) Genetronics shall instruct the Escrow Agent to make available to Ethicon or its designee the contents of the Escrow Account, (iv) Genetronics shall provide such assistance, training and other information as shall be necessary in order for Ethicon or its designated supplier to manufacture or have manufactured the Products, and (v) Ethicon


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shall be required to pay to Genetronics all payments due under the License
Agreement. Genetronics shall include any other technical and proprietary materials, information and techniques necessary or helpful for Ethicon to procure required raw materials or produce or arrange for an alternative supplier of Products. Genetronics shall not sell any Products to any Third Party in the Territory for use in the Field after a Failure to Supply.

                                    ARTICLE 8
                         REPRESENTATIONS AND WARRANTIES

        SECTION 8.1. GENETRONICS REPRESENTATIONS AND WARRANTIES. Genetronics represents and warrants to Ethicon that:

        (a) the Products supplied by Genetronics will be manufactured in accordance with the Specifications for such Product;

        (b) the Products shall be supplied free from material defects in design, construction, materials and workmanship;

        (c) the Products are being sold to Ethicon free and clear of all liens, claims and encumbrances of any nature;

        (d) As of the Effective Date, Genetronics is unaware of any pending or threatened suits, claims, or actions of any type whatsoever with respect to the Products;

        (e) all necessary corporate and other authorizations, consents and approvals which are necessary or required for the entering into of this Agreement have been duly obtained;

        (f) the entering into of this Agreement by Genetronics will not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body to which Genetronics is subject, or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Genetronics, under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which Genetronics is a party or by which it or any of its properties or assets is bound or affected;

        (g) the Products supplied under this Agreement are fully Year 2000 Compliant, or it will be able to demonstrate Year 2000 compliance in full production versions of the Products, with accompanying documentation, no later than the December 31, 1998; provided, however, this warranty shall not apply to output, results, errors or abnormal terminations caused in whole or in part by
(i) any functionality of the Products not



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developed by Genetronics or its agents, (ii) use of the Products in combination with any other product not created by Genetronics or its agents, (iii) any modifications of the Products made by a party other than Genetronics or its agents, or (iv) any data provided to the Products by persons other than Genetronics or its agents which does not specify the century or is incorrect or ambiguous;

        (h) all of the Products supplied to Ethicon hereunder comply with all applicable statutes, laws, ordinances and regulations relating to the manufacture, assembly and supply of medical devices and/or drugs enforced by the FDA (including compliance with Quality System Regulations) or any Regulatory Agency and no Product delivered by Genetronics to Ethicon shall be adulterated or misbranded at the time of delivery within the meaning of the Federal Food, Drug and Cosmetic Act or its equivalent in another country; and

        (i) during the Term, Genetronics is the sole and exclusive owner of or, for licenses executed after the date hereof, licenses with the right to sublicense, the Genetronics Technology; provided, however, there are no such licenses as of the date of this Agreement.

        (j) as of the Effective Date, Genetronics has not received any notice from any person or entity claiming to have any right, title or interest in or to the Genetronics Technology and, to the best of its knowledge, has no reason to expect that any such notice is forth coming.

        (k) as of the Effective Date, to the best of its knowledge, that the patents included in the Genetronics Patents Rights are valid and enforceable in those countries listed on Exhibit E to the License Agreement.

        (l) as of the Effective Date, Genetronics has no knowledge of (i) any existing published patent application or issued patent which the manufacture, use or sale of the Drug Delivery System would infringe, and (ii) any infringement of the Genetronics Patent Rights by a Third Party.

               Genetronics' representations and warranties in this Section 8.1 which are applicable to a Product shall not apply to any such Product which has been used by a third party with unapproved software or hardware, or which has been customized, modified, damaged, misused or improperly stored, installed or repaired, except to the extent that such actions arise from or are aggravated by acts of or failure to act by Genetronics.

        SECTION 8.2. ETHICON REPRESENTATIONS AND WARRANTIES. Ethicon represents and warrants to Genetronics that:

        (a) all necessary corporate and other authorizations, consents and approvals which are necessary or required for the entering into of this Agreement have been duly obtained;

        (b) the entering into of this Agreement by Ethicon shall not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give raise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Ethicon under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement in which Ethicon is a party or by which it or any of its properties or assets is bound or affected;

        SECTION 8.3. INDEMNIFICATION. In order to distribute among themselves the responsibility for claims arising out of this Agreement, and except as otherwise specifically provided for herein, the parties agree as follows:

        (a) Genetronics agrees to defend and indemnify and hold Ethicon harmless against any and all claims, suits, proceedings, expenses, recoveries and damages (including, but not limited to, any expenses incurred in connection with any Product recall), including court costs and reasonable attorneys fees and expenses, arising out of, based on, or caused by (i) any product liability claim related to alleged defects in materials, design, construction or workmanship of the Products in the form supplied to Ethicon by Genetronics hereunder, (ii) in connection with Products manufactured by Ethicon, product liability claims related to alleged defects in design of Products to the extent designed by Genetronics, or (iii) the breach by Genetronics of any representation or warranty contained in this Agreement, in each case except to the extent that such claims, suits, proceedings, expenses, recoveries or damages arise from or are aggravated by acts of or failure to act by Ethicon. Ethicon will promptly notify Genetronics of any such claim or demand which comes to its attention.

        (b) Ethicon agrees to defend and indemnify and hold Genetronics harmless against any and all claims, suits, proceedings, expenses, recoveries, and damages including court costs and reasonable attorneys fees and expenses, in connection with any of the Products sold by Ethicon or its Affiliates arising out of, based on, or caused by (i) statements, whether written or oral, made or alleged to be made by Ethicon or its Affiliates on the packaging or labeling of any of the Products, or in the advertising, publicity, promotion, or sale of any of the Products, (ii) the storage, sale, shipment, promotion or distribution of the Products by Ethicon or its Affiliates, (iii) any product liability claim related to alleged defects in materials, design (unless designed by Genetronics), construction or workmanship of the Products manufactured by or for Ethicon hereunder by a party other than Genetronics or its Affiliates, or (iv) the breach by Ethicon of any representation or warranty contained in this Agreement, in each case except to the extent that such claims, suits, proceedings, expenses, recoveries or damages arise from or are aggravated by acts of or failure to act by Genetronics. Genetronics will promptly notify Ethicon of any such claim or demand which comes to its attention.

        SECTION 8.4. DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE LICENSE AGREEMENT:

        (a) NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND;

        (b) NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY GENETRONICS TO ETHICON THAT THE GENETRONICS, TECHNOLOGY IS VALID, ENFORCEABLE, OR NOT INFRINGED BY ANY THIRD PARTY OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY; AND

        (c) NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SUCCESS OF THE DEVELOPMENT OR THE COMMERCIAL EXPLOITATION OF THE DRUG DELIVERY SYSTEM.

                                    ARTICLE 9
                               REGULATORY MATTERS.

        SECTION 9.1. ADVERSE EVENTS; FDA AUDITS: ETC.

        (a) Each party agrees to provide to the other party within 3 business days of the initial receipt by such party of any report of any serious adverse experience with respect to a Product of which such party is made aware. Serious adverse experiences mean any experience that suggests a significant hazard, contra indication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling, or requires or prolongs inpatient hospitalization.

        (b) Genetronics shall promptly provide to Ethicon copies of any inspection reports it receives from the FDA or any Regulatory Agency.

        (c) Genetronics shall promptly notify Ethicon of any inspections by the FDA or any Regulatory agency of its facilities.

        (d) Product complaints shall be handled in accordance with the procedures set out in Exhibit E.

        SECTION 9.2. RECALLS.

        (a) In the event any governmental agency having applicable jurisdiction shall order any corrective action with respect to a Product supplied hereunder (including any recall of any product containing a Product), customer notice, restriction, change, corrective action or market action or any Product change, and the cause or basis of such corrective action is attributable to a breach by Genetronics of any of its warranties, representations, obligations or covenants contained herein, then Genetronics shall be liable, and shall reimburse Ethicon for the reasonable costs of such action, including the cost of any Product affected thereby whether or not such particular Product shall be established to be in breach of any warranty by Genetronics hereunder.

        (b) In the event that Ethicon determines to undertake any recall of any Product supplied hereunder (including any recall of any product containing a Product), customer notice, restriction, change, corrective action or market action or any Product change, and the cause of such corrective action is due to a breach by Genetronics; of any of its warranties, representations, obligations or covenants contained herein, then Genetronics shall be liable, and shall reimburse Ethicon for the reasonable costs of such action, including the cost of any Product affected thereby, whether or not such particular Product shall be established to be in breach of any warranty by Genetronics hereunder.

        (c) Genetronics shall maintain in accordance with Section 4.14 of EN46001 (or any successor provision) those procedures which will enable Genetronics to take the necessary steps to initiate a recall of the Products at any time or to issue advisory notices to Ethicon to initiate a recall. Such procedures shall account for the time differences between Europe and the United States, and provide for a process for Genetronics to limit liability exposure until Ethicon has had the opportunity to review relevant details and information to determine the extent of any action required. Such procedures shall also identify responsible personnel for contact outside normal business hours who shall have the authority to make interim decisions with respect to any such recall action.

                                   ARTICLE 10
                 ESCROW ACCOUNT* PROCESS & PRODUCT DESCRIPTIONS

        SECTION 10.1. In view of the fact that manufacturing the Drug Delivery System involves trade secrets, Genetronics has agreed to the following provisions to enhance Ethicon's assurance of continuity of supply of the Drug Delivery System. Within 30 days after the signing of this Agreement, Genetronics shall deposit the Process & Product Descriptions into an escrow account (the "Escrow Account") to be held by the escrow agent (the "Escrow Agent") described in Exhibit G hereto or to such other escrow agent chosen by the Advisory Committee and notified to Genetronics from time to time. The Process & Product Descriptions shall be updated periodically by Genetronics and copies delivered to the Escrow Agent for deposit in the Escrow Account upon changes being made thereto according to the same requirements as those required by the Quality System Regulations (QSR) of the FDA. In general, this means that those changes which effect safety and effectiveness will be updated on a continuous basis during the year, and other changes will be updated on a quarterly basis. Ethicon shall have the right, upon reasonable advance notice to Genetronics and during regular business hours, to audit or have audited (by a Third Party bound by confidentiality at least as stringent as those set forth herein) the Escrow Account. Genetronics shall request that the Escrow Agent notify Ethicon in writing of the deposit of the Process & Product Descriptions with the Escrow Agent and all updates thereto. The Process & Product Descriptions shall be available at all time to Genetronics, its then-current management and its successor (including any trustee in bankruptcy of Genetronics) for inspection and copying but for so long as this Agreement is in effect, the original deposited Process & Product Descriptions and amendments shall remain on deposit. Genetronics acknowledges and agrees that the failure to deposit and update the Process & Product Descriptions as required hereby would cause irreparable harm to Ethicon if Ethicon is required to manufacture the Products pursuant to Article 7.

                                   ARTICLE 11
                              TERM AND TERMINATION

        SECTION 11.1. TERM. This Agreement shall commence as of the Effective Date and shall continue until the expiration of the last to expire of the Genetronics Patent Rights covering the Drug Delivery System in any country, unless terminated earlier as provided herein (the "Term").

        SECTION 11.2. TERMINATION FOR CAUSE. Upon a failure by Ethicon to pay 60 days after written notice thereof by Genetronics any amount due in accordance with this Agreement or the License Agreement, Genetronics may terminate this Agreement.

        SECTION 11.3. TERMINATION BY ETHICON. Ethicon may terminate this Agreement without cause upon 180 days' prior written notice to Genetronics.

        SECTION 11.4. EVENTS OF DEFAULT. The occurrence of any one or more of the following acts, events or occurrences shall constitute an "Event of Default" under this Agreement:

        (a)    either party becomes the subject of a Bankruptcy Event; or

        (b) in the event Ethicon terminates the License Agreement upon breach by Genetronics; or

        (c)    in the event of a Failure to Supply; or

        (d) in the event of a Change in Control of Genetronics, and such Change in Control involves (i) a Competitor (as defined below); (ii) any entity which has a documented and consistent history of Good Manufacturing Practice problems with the FDA or equivalent problems with any Regulatory Agency, or
(iii) a party which does not have the financial, production or other resources necessary for it to meet all of the obligations of Genetronics under this Agreement. For purposes of this paragraph, a "Competitor' shall mean any entity which is involved in the same business as any operating company among the Johnson & Johnson Family of Companies ("J&J") that:

(A) belongs to the Professional Sector of J&J, or (B) is engaged in the business of commercially exploiting surgical oncology products.

        SECTION 11.5. TERMINATION RIGHTS UPON AN EVENT OF DEFAULT. Upon the occurrence of an Event of Default under this Agreement, the non-defaulting party in its sole discretion may terminate this Agreement upon written notice to the defaulting party.

        SECTION 11.6. FORCE MAJEURE EVENTS. If either party is prevented from performing any of its obligations hereunder (other than payment obligations) due to any cause which is beyond the non-performing party's reasonable control, including, without limitation, fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a "Force Majeure Event"), such non-performing party shall not be liable for breach of this Agreement with respect to such non-performance to the extent such non-performance is due to a Force Majeure Event. Such nonperformance will be excused for three months or as long as such event shall be continuing (whichever period is shorter), provided that the non-performing party gives immediate written notice to the other party of the Force Majeure Event. Such non performing party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. Should the event of force majeure continue unabated for a period of 60 days or more, the parties shall enter into good faith discussions with a view to alleviating its affects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time.

        (b) In the event that such alternative arrangements cannot be agreed upon within 30 days after the expiration of such initial 60 day period, and in the event Genetronics is the party which is the subject of the force majeure event, then Ethicon shall have the right and option, upon written notice to Genetronics (the "Force Majeure Notice"), to either manufacture itself the Products which are the subject of such force majeure event, or to have a third party so manufacture such Products. The Force Majeure Notice shall specify the Products which are the subject thereof. Upon delivery of the Force Majeure Notice to Genetronics, (i) this Agreement shall be terminated, (ii) Ethicon shall have all rights to use the Process & Product Descriptions and (iii) Genetronics shall provide such assistance and other information as shall be necessary in order for Ethicon to manufacture or have manufactured the Products.

        SECTION 11.7. RIGHTS UPON INSOLVENCY. All rights and licenses granted under or pursuant to this Agreement or the License Agreement by Genetronics to Ethicon are for all purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined in the Bankruptcy Code. The parties agree that Ethicon, as a licensee of such rights under this Agreement or the License Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. If a case is commenced by or against Genetronics under the Bankruptcy Code, then, unless and until this Agreement is rejected as provided in the Bankruptcy Code, Genetronics (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall either perform or caused to be performed all of the obligations provided in this Agreement to be performed by Genetronics, or provide or cause to be provided to Ethicon all such intellectual property (including the Escrow Account and all updates thereof) held by Genetronics and such successors and assigns. If this Agreement is rejected as provided in the Bankruptcy Code and Ethicon elects to retain its rights hereunder as provided in the Bankruptcy Code, then Genetronics; (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall provide or cause to be provided to Ethicon all such intellectual property (including the Escrow Account and all updates thereof) held by Genetronics; and such successors and assigns immediately upon Ethicon's written request therefor. All rights, powers and remedies of Ethicon provided under this Article are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against Genetronics. Ethicon, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy
Code) in such event.

        SECTION 11.8. REASONABLENESS. Genetronics; expressly acknowledges that the termination provisions contained in this Article 11 are reasonable, considering the intended nature and scope of this Agreement.

                                   ARTICLE 12
                               DISPUTE RESOLUTION

        SECTION 12.1. DISPUTES. The parties recognize that disputes as to certain matters may from time to time arise which relates to either party's rights and obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient and cost effective manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree that any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise (a "Dispute"), shall be referred to the President of each party, who or whose designee shall attempt to resolve it in good faith to negotiate a resolution of the Dispute prior to pursuing other remedies. If within 21 days after referral of the Dispute to such officers, the parties have not succeeded in negotiation a resolution of the dispute, such dispute shall be submitted to non-binding mediation pursuant to Section 12.2. If the parties are unable-to resolve the Dispute within 45 days after initiation of non-binding mediation, such dispute shall be submitted to arbitration pursuant to Section 12.3.

        SECTION 12.2. MEDIATION.

        (a) Any Dispute submitted to non-binding mediation shall be mediated in accordance with the Model Procedures for the Mediation of Business Disputes promulgated by the Center for Public Resources ("CPR") then in effect, except where those rules conflict with these provisions, in which case these provisions control. The mediation shall be conducted in Trenton, New Jersey and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are parties.

        (b) The mediator shall be an attorney specializing in business litigation who has at least 15 years of experience as a lawyer with a law firm or corporation of over 25 lawyers or was a judge of a court of general jurisdiction and who shall be appointed from the list of neutrals maintained by CPR.

        (c) The parties shall promptly confer in an effort to select a mediator by mutual agreement. In the absence of such an agreement, the mediator shall be selected from a list generated by CPR with each party having the right to exercise challenges for cause and two peremptory challenges within 72 hours of receiving the CPR list.

        (d) The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 45 days after initiation. Under no circumstances shall the commencement of arbitration under Section 12.3 below be delayed more than 45 days by the mediation process specified herein.

        (e) Each party agrees to toll all applicable statutes of limitation during the mediation process and not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other during any subsequent arbitration.

        (f) Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

        SECTION 12.3. ARBITRATION.

        (a) Any Dispute will be submitted for resolution to arbitration pursuant to the commercial arbitration rules then pertaining of the Center for Public Resources ("CPR"), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in Trenton, New Jersey.

        (b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals each of whom is a lawyer specializing in business or patent litigation with at least 15 years experience with a law firm or corporation of over 25 lawyers or was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.

        (c) The parties agree to cooperate (1) to obtain selection of the arbitrator(s) within 30 days of initiation of the arbitration, (2) to meet with the arbitrator(s) within 30 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides with 20 days after the conclusion of the hearings. In the event no such agreement is reached, the CPR will select arbitrator(s), allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side. The arbitrator(s) shall set a date for the hearing, commit to the rendering of the award within 60 days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no more than 20 days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event will the arbitrator(s) allow either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.

        (d) The arbitrator(s) shall render their award following the substantive law of New Jersey. The arbitrator(s) shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.

        (e) To the extent possible, the arbitration hearings and award will be maintained in confidence.

        (f) The United States District Court for the District of New Jersey may enter judgment upon any award. In the event the panel's award exceeds $5 million in monetary damages or includes or consists of equitable relief, then the court shall vacate, modify or correct any award where the arbitrators' findings of fact are clearly erroneous, and/or where the arbitrators' conclusions of law are erroneous; in other words, it will undertake the same review as if it were a federal appellate court reviewing a district court's findings of fact and conclusions of law rendered after a bench trial. An award for less than $5 million in damages and not including equitable relief may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act. The parties consent to the jurisdiction of the above-specified Court for the enforcement of these provisions, the entry of judgment on any award, and the vacatur, modification and correction of any award as above specified. In the event such Court lacks jurisdiction, then any court having jurisdiction of this matter may enter judgment upon any award and provide the same relief, and undertake the same review, as specified herein.

        (g) Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

        (h)    EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

        (i) EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES FROM THE OTHER.

        (j) EACH PARTY HERETO WAIVES ANY CLAIM OF INDIRECT, SPECIAL, INCIDENTAL AND CONSEQUENTIAL DAMAGES FROM THE OTHER.

                                   ARTICLE 13
                                  MISCELLANEOUS

        SECTION 13.1. CONFIDENTIALITY; PRESS RELEASES.

        (a) Ethicon and Genetronics will be exchanging information relating to the Products at the inception of and from time to time during the term of this Agreement. Any such information which is considered by the disclosing party to be confidential will be identified in writing as confidential information or, if disclosed orally or in another non-written manner, shall be confirmed in writing as being confidential promptly after the disclosure thereof. The party receiving such information will maintain the information in confidence using the same standard of care it uses to maintain its own information in confidence during the term of this Agreement and for a period of five years thereafter. Such obligation of confidentiality shall not apply to information which (i) is known to the receiving party prior to the disclosure, (ii) is publicly known as of the date of the disclosure, (iii) becomes publicly known after the date of disclosure through no fault of the receiving party, (iv) is received from a third party who has no obligation of confidentiality to the disclosing party or
(v) is developed independently by the receiving party, (vi) is required to be disclosed to comply with a court or administrative subpoena or order; provided, however, that the receiving party first uses reasonable efforts to obtain an order preserving the confidentiality of any Confidential Information, and provided, further, that the receiving party gives the other party timely notice of the contemplated disclosure to provide the disclosing party the opportunity to intervene to preserve the confidentiality of any Confidential Information, or
(vii) is required to be disclosed under applicable laws, rules or regulations, including, without limitation, the rules and regulations of the Toronto Stock Exchange or other governmental bodies.

        (b) Notwithstanding paragraph (a) above, Ethicon shall be permitted to disclose to its wholesalers and other direct customers such confidential information relating to the Products as Ethicon shall reasonably determine to be necessary in order to effectively market and distribute the Products provided that such entities are bound by the same confidentiality obligation of Ethicon has with respect to Genetronics confidential information.

        (c) No party to this Agreement shall originate any publicity, news release or other public announcement written or oral, whether relating to this Agreement or the existence of any arrangement between the parties, without the prior written consent of any other party named in such publicity, news release or other public announcement, except where such publicity, news release or other public announcement is required by law; provided that in such event, the party issuing same shall still be required to consult with the other party or parties named in such publicity, news release or public announcement a reasonable time (being not less than 48 hours) prior to its release to allow the named party or parties to comment on the use of its name and, after its release, shall provide the named party or parties with a copy thereof.

        (d) Neither party shall use the name of the other for advertising or promotional claims without the prior written consent of the other party.

        SECTION 13.2. INSURANCE. Genetronics agrees to procure and maintain in full force and effect during the term of this Agreement and for as long as the Products are marketed valid and collectible insurance policies in connection with the supply of Products pursuant to this Agreement, which policies shall provide for the type of insurance and amount of coverage described in Exhibit F. The existence of such insurance coverage shall in no way limit the liability of Genetronics hereunder. Upon Ethicon's request, Genetronics; shall provide to Ethicon a certificate of coverage or other written evidence reasonably satisfactory to Ethicon of such insurance coverage.

        SECTION 13.3. QUARTERLY REVIEW. The parties agree to establish a quarterly operations review process pursuant to which the parties will review (either in person, by telephone, video conference or other mutually agreeable means) Product quality, cycle time, manufacturing capacity, delivery and cost reduction efforts.

        SECTION 13.4 SURVIVAL. Those provisions of this Agreement dealing with rights and obligations upon and/or after termination of this Agreement shall survive termination of this Agreement to the extent necessary to give effect to such provisions.

        SECTION 13.5. PENALTIES. If either party terminates this Agreement in accordance with the terms herein, the terminating party shall owe no penalty or indemnity to the terminated party on account of such termination.

        SECTION 13.6. INDEPENDENT - CONTRACTOR STATUS. Neither party shall have any authority to obligate the other in any respect nor hold itself out as having any such authority. All personnel of Genetronics shall be solely employees of Genetronics and shall not represent themselves as employees of Ethicon, and all personnel of Ethicon shall be solely employees of Ethicon and shall not represent themselves as employees of Genetronics.

        SECTION 13.7. BINDING EFFECTS BENEFITS ASSIGNMENT.

        (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing contained herein shall give to any other person any benefit or any legal or equitable right, remedy or claim. Anything to the contrary herein notwithstanding, Genetronics agrees that the right and obligations under this Agreement of Ethicon may, from time to time, be exercised or performed, as the case may be, in whole or in part by Affiliates of Ethicon.

        (b) Genetronics shall be permitted to assign all or part of this Agreement to any Affiliate of Genetronics upon written notice to Ethicon, such assignment shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by Genetronics without the prior written consent of Ethicon, such consent not to be unreasonably withheld; provided; however, that if such assignment involves any entity of the type reference in Section 11.4(e), then Ethicon's refusal of consent to such an assignment shall be deemed to have been reasonable.

        (c) Ethicon shall be permitted to assign all or part of this Agreement to any Affiliate of Ethicon upon written notice to Genetronics, such assignment shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by Ethicon without the prior written consent of Genetronics, such consent not to be unreasonably withheld.

        SECTION 13.8. ENTIRE AGREEMENTS AMENDMENTS. Before signing this Agreement the parties have had numerous conversation, including without limitation preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the parties discussed the transaction which is the subject of this Agreement and -their aspirations for success. In such conversations and writings, individuals representing the parties may have expressed their judgments and beliefs concerning the intentions, capabilities and practices of the parties, and may have forecasted future events. The parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transactions. However, it is also recognized that all business transactions contain an element of risk, as does the transaction contemplated by this Agreement, and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their future rights and remedies. Accordingly, this Agreement is intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either party to be legally binding. Each of the parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

        SECTION 13.9. SEVERABILITY. In the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 13.10. REMEDIES. Unless otherwise expressly provided, all remedies hereunder (including, but not limited to, those remedies provided for in Section 12.10 hereof), are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

        SECTION 13.11. NOTICES. Any notice, request, consent or communication (collectively, a "Notice") under this Agreement shall be effective if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) sent by an internationally recognized overnight delivery service, with delivery confirmed, or (iv) telexed or telecopied, with receipt confirmed, addressed as set forth in this Section or to such address as shall be furnished by either party hereto to the other party hereto. A Notice shall be deemed to have been given as of (i) the date when personally delivered, (ii) 7 business days after being deposited with the United States Postal Service, certified or registered mail, properly addressed, return receipt requested, postage prepaid, (iii) two business days after being delivered to said overnight delivery service properly addressed, or (iv) confirmation of receipt of the telex or telecopy, as the case may be. All Notices shall specifically state: (i) the provision (or provisions) of this Agreement with respect to which such Notice is given, and (ii) the relevant time period, if any, in which the party receiving the Notice must respond.

                      If to GENETRONICS:

                      Genetronics, Inc.
                      11199 Sorrento Valley Road
                      San Diego, CA 92121-1334
                      Attention: Vice President, Corporate Development
                      Fax: (619) 410-3395

                      with a copy to:

                      Cooley Godward LLP: 4365 Executive Drive, Suite 1100 San Diego, CA 92121-2128
                      Attention: M. Wainwright Fishburn, Esq.
                      Fax: No. (619) 453-3555;

                      If to ETHICON:

                      Ethicon, Inc.
                      Route 22 West
                      Somerset, New Jersey 08876
                      Attention: Vice President, New business Development
                      Fax: (908) 218-3492

                      with a copy to:

                      Office of General Counsel
                      Johnson & Johnson
                      One Johnson & Johnson Plaza
                      New Brunswick, New Jersey 08933
                      Fax: 1-908-524-2788;

        SECTION 13.12. WAIVERS. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

        SECTION 13.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

        SECTION 13.14. HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 13.15. CONSTRUCTION. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construc5on or interpretation of this Agreement.

        SECTION 13.16. PATENT MARKINGS. To the extent it is commercially reasonable to do so, Ethicon agrees (a) to mark the Products sold in the United States with all applicable United States patent numbers and/or trademarks, and
(b) to mark the Products shipped to or sold in other countries in such a manner as to conform with the patent and trademark laws and practices of the country of manufacture or sale.

        SECTION 13.17. EXPORT LAW COMPLIANCE. Ethicon understands and recognizes that the Products and other materials made available to it hereunder may be subject to the export administration regulations of the United States Department of Commerce and other United States government regulations related to the export of technical data and equipment and products produced therefrom and hereby agrees to comply with all applicable laws, rules and regulations.

       IN WITNESS WHEREOF, Ethicon and Genetronics intending legally to be bound hereby have caused this Supply Agreement to be duly executed as of the date first above written.

                                   ETHICON, INC.


                                   By:  /s/ Howard Zauberman
                                       -----------------------------------------
                                   Name: Howard Zauberman
                                   Title: Vice President Growth Technologies/
                                   New Business Development


                                   GENETRONICS BIOMEDICAL, LTD.


                                   By: /s/ Louis J. Crandell
                                       -----------------------------------------
                                   Name: Louis J. Crandell
                                   Title: President and Chief Executive Officer


                                   By:  /s/ Martin Nash
                                       -----------------------------------------
                                   Name: Martin Nash
                                   Title: Senior Vice President


                                   GENETRONICS, INC.


                                   By:  /s/ Louis J. Crandell
                                       -----------------------------------------
                                   Name: Louis J. Crandell
                                   Title: President and Chief Executive Officer


                                   By:  /s/ Martin Nash
                                       -----------------------------------------
                                   Name: Martin Nash
                                   Title: Senior Vice President

                                                                       EXHIBIT A


                                    PRODUCTS

                       MARKET REQUIREMENTS; SPECIFICATIONS


                              MARKET REQUIREMENTS:
                       [TO BE COMPLETED AT A LATER DATE]

GENERATOR:

APPLICATOR:


                                 SPECIFICATIONS;
                        [TO BE COMPLETED AT A LATER DATE]

GENERATOR:
(including power cable)

APPLICATOR:

DRUG:




                                       28.

                                                                       EXHIBIT B

                                   TRADEMARKS

MEDPULSER(R)








                                       29.

                                                                       EXHIBIT C

                                     PURCHASE PRICE

1.  GENERATOR:

        (a) The Purchase Price for a Generator (including the power cable) shall be [...***...] provided, however, that at the end of each Quarter following the First Commercial Sale, Ethicon shall calculate whether the Purchase Price is less than the "Adjusted Generator Purchase Price" (as defined below). Ethicon will consolidate sales by Affiliates and report on sales by country, reflecting the Adjusted Generator Purchase Price. If so, Ethicon shall forward a payment to Genetronics for the difference. For purposes of this paragraph (a) "Adjusted Generator Purchase Price" shall mean [...***...] of Net Sales (as defined in the License Agreement) of the Generator, and "Quarter" shall mean the fiscal quarter used for internal accounting purposes by Ethicon.

        (b) The Purchase Price for Generators designated by Ethicon for market development activities and for clinical trials shall be the cost from Genetronics; or its contract manufacturer plus [...***...] which will be documented with a purchase quote and be subject to audit by Ethicon in accordance with the provisions in the License Agreement.

2.  APPLICATOR:

        (a) The Purchase Price for the Applicator shall be $[...***...]; provided, however, that at the end of each Quarter following the First Commercial Sale, Ethicon shall calculate whether the Purchase Price is less than the "Adjusted Applicator Purchase Price" (as defined below). Ethicon will consolidate sales by Affiliates and report on sales by country, reflecting the Adjusted Applicator Purchase Price. If so, Ethicon shall forward a payment to Genetronics; for the difference. For purposes of this paragraph "Adjusted Applicator Purchase Price" shall mean [...***...] of Net Sales of the Applicator, to be paid by installments at the end of each Quarter following the First Commercial Sale. For purposes of this paragraph, "Quarter" shall mean the fiscal quarter used for internal accounting purposes by Ethicon. All payments shall be subject to audit by Ethicon in accordance with the audit provisions in the License Agreement.

        (b) The Purchase Price for Applicators designated by Ethicon for market development activities and for clinical trials shall be the cost from Genetronics or its contract manufacturer plus [...***...] which will be documented with a purchase quote and be subject to audit by Ethicon in accordance with the provisions in the License Agreement.



                                       30.     *CONFIDENTIAL TREATMENT REQUESTED

3.  DRUG:

        (a) The name of the drug is Bleomycin (the "Drug"); provided; however, in the event Genetronics shall acquire rights to any other drug for use with Electroporation in the Territory for use in the Field from any Third Party supplier, such drug shall be deemed a Drug for purposes of this Agreement.

        (b) The price of the Drug will be the [...***...] which will be documented with a purchase quote and be subject to audit by Ethicon in accordance with the audit provisions in the License Agreement.

        (c) Genetronics agrees to use reasonable commercial efforts during the Term to ensure that Ethicon is supplied with commercial quantities of the Drug in the Territory for use in the Field. In addition, Genetronics acknowledges that it has entered into an agreement (the "Abbott Agreement") with Abbott Laboratories for supply of the Drug. Promptly after signing the Supply Agreement, Genetronics will, to the extent reasonably possible, attempt to assign to Ethicon its rights under the Abbott Agreement solely with respect to supply of the Drug in the Territory for use in the Field. For purposes of clarification only, Genetronics need not transfer its rights under the Abbott Agreement relating to the use of the Drug outside the Territory and/or the Field.





                                       31.     *CONFIDENTIAL TREATMENT REQUESTED

                                                                       EXHIBIT D

                         ETHICON MANUFACTURING POLICIES


 PURPOSE/SCOPE:       This document is intended to provide the requirements for
                      becoming a qualified external manufacturer and maintaining a qualified status.

ACCEPTABLE QUALITY RATING:

                      As part of the due diligence or screening process, the respective manufacturing facility will be audited for compliance with the [...***...].

                      Observations highlighted in the audit process will be categorized as acceptable, marginal or "Unacceptable." For purposes of this Exhibit D, "Unacceptable" shall be defined as [...***...].

                      All Unacceptable observations must [...***...]. A corrective action plan for all Unacceptable deficiencies must be [...***...].

                      Maintaining a qualified status requires an annual audit with [...***...] observations and agreed upon improvement levels in customer satisfaction metrics. Qualified status will be negated if the audit reveals [...***...] observation and a corrective action plan is not received by Ethicon within [...***...] and corrective action does not take place within [...***...].

ACCEPTABLE PRODUCT DESIGN CONTROL:

                      Genetronics will be expected to adhere to the design control requirements as detailed in [...***...].



                                       32.     *CONFIDENTIAL TREATMENT REQUESTED

ACCEPTABLE PRODUCT/PKG. STABILITY:

                      As part of the development of the Product, Genetronics will be expected to demonstrate, through supporting the data, [...***...]. Sterile Products and packaging must adhere to the appropriate standards of the [...***...] or [...***...] for [...***...] and [...***...].

ACCEPTABLE PRODUCT/PROCESS VALIDATION/VERIFICATION:

                      In accordance with the requirements of the [...***...]. Genetronics will be expected to demonstrate that the process and/or Product can consistently meet the specifications. In those situations where standard validation steps cannot be taken, verification of consistency [...***...] will be acceptable.

CLOSURE OF DUE DILIGENCE ITEMS:

                      Genetronics will be expected to resolve any open items/issues identified during the [...***...] process.

PRODUCT RELEASE MECHANISM:

                      Genetronics will provide a certificate of conformance for each lot of material produced and released for shipment. The elements of the conformance certificate will be [...***...] and [...***...]. Demonstration of validation of appropriate test methods is a [...***...] the product release mechanism.

PROCESS FOR COMPLAINTS, RETURNS AND RECALLS:

                      The [...***...] will determine the appropriate process for the handling and reporting of complaints.

                      [...***...] will be responsible to have procedures in place to follow the requirements of the [...***...] for record keeping, investigations and corrective action.



                                       33.     *CONFIDENTIAL TREATMENT REQUESTED

                      [...***...] will be responsible for receiving and maintaining a file of all complaints and Medical Device Reports ("MDR"). [...***...] will be responsible for receiving complaints from [...***...] investigations, reporting (e.g., the MDR), corrective actions and providing a copy of [...***...]. [...***...] will own [...***...], and will be responsible for registration requirements and [...***...] of the [...***...].

MEASURES:

                      Genetronics agrees to monitor and report the following measurements: [...***...]







                                       34.     *CONFIDENTIAL TREATMENT REQUESTED

                                                                       EXHIBIT E

                               PRODUCT COMPLAINTS

                                U.S. AND EX-U.S.

Ethicon Responsibilities

-   Ethicon considered distributor;

-   Receive and report all Product complaints to Genetronics; and

- Report all adverse event Product complaints to the FDA or any similar regulatory authority in foreign countries.

Genetronics Responsibilities

- Receive, log, evaluate, test, investigate and implement corrective action, as appropriate, on all Product complaints;

- Provide required reporting to the FDA or any similar regulatory authority in foreign countries; and

-   Provide status reports to Ethicon within the agreed upon time frame.

General:

- Each party shall notify the other party in writing within 3 business days after receiving notice of any claim, action or inquiry by the FDA relating to non-compliance or any notice with respect to any violation of any applicable laws, rules or regulations. In addition, each party shall notify the other party in writing of any adverse reaction, malfunction, injury or other similar claims with respect to the Drug Delivery System of which it becomes aware.

- Each party shall notify the other party in writing within 3 business days of any FDA audit, or any audit from any other regulatory body, of its factories for the manufacture of the Drug Delivery System, or any request for information from the FDA or other regulatory body related to the manufacture of the Drug Delivery System, as soon as practically possible after such party receives notice of such audit or such request.



                                       35.

- Each party shall notify the other party in writing within 3 business days after receiving notice of any claim, action or inquiry by the FDA or other applicable United States or foreign regulatory body or government authority or court of law relating to noncompliance of Products covered in this Agreement.

- Genetronics shall file, and maintain at its own cost, all appropriate facility registrations with the FDA in the United States and any similar regulatory authority in foreign countries which have the authority to approve the sale of the Drug Delivery System for use in humans.










                                       36.

                                                                       EXHIBIT F

                                       INSURANCE

Genetronics will obtain and maintain the following insurance coverage:

-   Commercial general liability coverage in the amount of [...***...];

- Product liability insurance in the amount of [...***...] per occurrence and [...***...]. in the aggregate;

- Clinical trial insurance in an amount not less than [...***...] per occurrence and [...***...] in the aggregate; and

- All risk property insurance covering the buildings, machinery and equipment, and inventory, all on a 100% replacement value basis.

Such policies shall name Ethicon as an additional insured and shall provide for [...***...] written notice of cancellation. Genetronics shall annually provide Ethicon with a certificate of insurance evidencing required coverage. The existence of such insurance coverage shall in no way limit the liability of Genetronics.




                                       37.     *CONFIDENTIAL TREATMENT REQUESTED

                                                                       EXHIBIT G

                                  ESCROW AGENT



Data Securities International
9555 Chesapeake Drive, Suite 200
San Diego, California 92123
Attention: DSI Contract Administration
Tel: (619) 694-1900
Fax: (619) 694-1919









                                      38.